Exhibit 99

FOR IMMEDIATE RELEASE


July 26, 2007


                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE SECOND QUARTER AND SIX MONTHS OF 2007


Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the second quarter and six months of 2007. Sales for the quarter were $34.2 million, compared to $29.7 million for the same period in 2006, a 15% increase, while net income was $728,000, or $0.12 per diluted share, compared to the $1.2 million, or $0.21 per diluted share, reported in the second quarter of 2006, a 40% decrease.

Net sales for the six months of 2007 were $86.5 million compared to $57.5 million for the first six months of the previous year, a 50% increase. Year to date earnings for the six month period ended June 30, 2007 were $7.5 million or $1.25 per diluted share, compared to $2.4 million or $0.41 per diluted share for the same period in 2006, a 218% increase.

Leonard F. Leganza, Chairman, President and CEO stated, "Sales and profits in the six month period were impacted favorably by the sales of door latching system components used in a military project which up-armored existing Humvees. That project was completed during the first quarter of 2007. In addition, the acquisitions of Royal Lock and Summit Manufacturing, which were completed in the latter part of 2006, contributed approximately 11% of the sales increase in the second quarter of 2007 and 10% of the increase in the six month period compared to the prior year periods. Excluding the impact of the military project and acquisitions, sales increases were experienced in each of our "core" business segments in both the second quarter and six month periods compared to the 2006 periods. We continue to anticipate further increases in sales and earnings as the year progresses."

Mr. Leganza continued, "Notwithstanding the sales increase in the second quarter, which was our nineteenth consecutive quarter of improved year to year sales, profit margins were negatively impacted by several factors. We continued to face the challenge of offsetting the increased costs of raw materials, energy and health care by price increases, improvements in efficiency or by global outsourcing. The quarter also reflects the amortization of intangible expenses related to the Royal Lock and Summit acquisitions. In our Security Products segment, certain higher margin products were phased out by customers in favor of other products with lower margins, and in our Metal Products segment, we experienced some challenging problems in casting two new products related to military orders which resulted in higher manufacturing costs and lower margins. The Company believes the problems associated with these two products are now behind us."

Mr. Leganza added, "As we noted in our first quarter 10-Q, the Industrial Hardware segment was affected by the slowdown in sales of "sleeper cabs" for the Class 8 truck market that was caused by the tighter emissions regulations which were enacted in the first quarter. We expect the "sleeper cab" business to pick up over the remainder of 2007."

Mr. Leganza concluded, "Despite the increased costs and other factors affecting the second quarter, we continue to be optimistic about our current and future opportunities and results. The Company is continuing to seek additional military business including the retrofitting of additional Humvees, the Mine Resistant Ambush Protected (MRAP) program and various other projects being developed. In addition, the Company continues to pursue complementary businesses and product lines."

The Eastern Company is a 149-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:          Leonard F. Leganza or John L. Sullivan III
                  (203) 729-2255



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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)



                                                    THREE Months Ended                              SIX Months Ended

                                               13 wks                13 wks                   26 wks                26 wks
                                            June 30, 2007         July 1, 2006            June 30, 2007          July 1, 2006
                                            -------------         ------------            -------------          ------------
Net Sales                                  $ 34,175,471          $  29,669,159           $ 86,492,645            $ 57,529,342


Net Income                                 $    728,356          $   1,212,557           $  7,486,594            $  2,356,322


Net Income Per Share:
                      Basic                     $  0.13                $  0.22                 $ 1.35                  $ 0.43
                      Diluted                   $  0.12                $  0.21                 $ 1.25                  $ 0.41

Weighted average shares outstandings:
                      Basic                   5,593,073              5,476,055              5,550,219               5,470,373
                      Diluted                 6,048,133              5,740,326              5,990,085               5,721,276